EXHIBIT 10.4

FARMOUNT AGREEMENT

BY AND BETWEEN

MOGUL ENERGY LTD.

AND

MOGUL ENERGY INTERNATIONAL, INC.

DATED

NOVEMBER 8, 2005

Exhibits

A.	Saskatchewan P&NG Lease PN 46794
B.	Lease Option Agreement between Mogul Energy Ltd. and Avir Enterprises Ltd.
C.	Transfer Agreement of Lease to Mogul Energy Ltd. and Transpacific Petroleum Corp.
D.	Binding Agreement between Mogul Energy Ltd. and Transpacific Petroleum Corp.

FARMOUT AGREEMENT

This Agreement is entered into as of the 8th day of November, 2005 by and between Mogul Energy Ltd., a company existing under the laws of the Province of British Columbia, Canada ( “Mogul Ltd.”) and Mogul Energy International, Inc. a company existing under the laws of the State of Delaware, United States of America ( “MEI”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

Whereas, Mogul Ltd. and Avir Enterprises Ltd. (“Avir”) entered into an Option for Mogul Ltd. to Acquire P&NG Rights of Aivr’s Saskatchewan P&NG Lease PN 46794 (the “Lease”), dated April 16, 2005 (the “Option”), a copy of the Lease is attached hereto as Exhibit A , and a copy of the Option is attached as Exhibit B hereto;

Whereas, by Transfer Agreement dated June 2, 2005 (the “Transfer Agreement”), a copy of which is attached hereto as Exhibit C, Avir transferred to Transpacific Petroleum Corp., a company existing under the laws of the Province of British Columbia, Canada (hereinafter referred to as “Transpacific”) as to 25% and Mogul Ltd. as to 75%, 100% of its interest in the Lease; and

Whereas, Mogul Ltd. and entered in a binding agreement dated April 14, 2005 (the “Binding Agreement”), a copy of which is attached hereto as Exhibit D, for the exploration, development and production of hydrocarbons in the area covered by the Lease (the “Contract Area”) and for the acquisition of additional crown and free-hold lands in the proximity of the Contract Area; and

Whereas, as of the date of this Agreement, Mogul Ltd. holds a seventy-five (75%) working interest, and Transpacific’s holds a twenty-five (25%) carried interest in the Contract Area subject to the terms of the Lease and the Binding Agreement; and

Whereas, Mogul Ltd. is willing to assign and transfer a certain undivided interest in its rights and obligations under the Lease and the Binding Agreement to MEI in accordance with the terms set forth herein and MEI wishes to acquire such interest.

Now, Therefore, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Mogul Ltd. and MEI agree as follows:

Article 1

Definitions

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Binding Agreement or the Lease.

Agreement means this Farmout Agreement together with the Appendices, Exhibits, or Schedules hereto, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Consideration has the meaning given in Article 3 hereof.

Documents refers collectively to this Agreement, the Binding Agreement, the Transfer Agreement, the Option, and the JOA.

Effective Date is the date set out in Article 6.

Exploration Well means any well, the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

Government means the government of Saskatchewan and any political subdivision, agency or instrumentality thereof.

JOA  refers to the Joint Operating Agreement to be negotiated by the parties hereto and Transpacific, pursuant to which Transpacific shall be named as the operator with respect to any drilling operations in the Contract Area.

Laws/Regulations means those laws, statutes, rules and regulations governing activities under the Documents.

Operator means Transpacific which is the entity designated to conduct operations in the Contract Area in accordance with the terms of the Binding Agreement.

Participating Interest means as to any party to the Contract, the undivided interest (whether a working or carried interest) of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Lease.

Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. "Test" and other derivatives shall be construed accordingly.

Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of hydrocarbons.

Article 2

Transfer And Assignment Of Interest

2.1	Grant

Subject to the satisfaction of the Conditions Precedent, and in exchange for the Consideration, Mogul Ltd. hereby assigns and transfers to MEI, and MEI hereby accepts accept, a 50% Working Interest in the Contract Area subject to the terms and conditions set forth in the Documents. Mogul Ltd. shall retain a twenty-five (25%) carried interest (without recovery).

2.2	Consideration

In consideration of the assignment to it of a fifty (50%) working interest in the Lease and the Contract Area, MEI agrees that, except as set forth below, MEI will be responsible for the payment of one hundred (100%) percent of all expenses, costs of drilling and completion of all exploratory and development wells, all production facilities, and field offices pertaining to the Contract Area, and the costs of abandoning the well(s) if there is no discovery, up to the amounts specified in Section 3.1 hereof. Anything herein to the contrary notwithstanding, upon the completion and equipping or abandonment of the Fairlight exploratory well, the acquisition of the crown and freehold lands and seismic, MEI, Transpacific and Mogul will each be responsible for any further investments in accordance with their respective Participation Interests.

2.3	Joint Operating Agreement

The Parties agree to negotiate in good faith and execute the JOA. Anything to the contrary notwithstanding the JOA shall provide that Transpacific will be presented by one member of a four member operating committee whereby, under no circumstances, any actions concerning the running of operations, any expenditures, dilution, divesture of interests or acquisition will be valid or legal without the unanimous approval of such operating committee members.

2.4	Binding Effect

Mogul Ltd. and MEI shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement.

2.5	Ownership

After given effect to the assignment to MEI hereunder, the Participating Interests in the Lease and the Contract Area shall be:

Mogul Ltd.:	25% carried interest (not subject to recovery)
MEI:	50 % working interest
Transpacific:	25% carried interest (not subject to recovery)
Total	100%

2.6	Effective Date

Notwithstanding the date of this Agreement or the date on which the Assignment is executed, the effective date of this Agreement as between the Parties (hereafter the "Effective Date") shall be deemed to be November 8, 2005. The consideration payable by MEI reflects this Effective Date.

Article 3

Consideration

3.1	Work Program

In consideration for receiving the assignment of the Participating Interest hereunder, MEI agrees to perform or cause to be performed and pay all costs under the JOA and the Binding Agreement in the Contract Area, which shall include but not be limited to:

A.	Acquire and process available 2D seismic; and,

B.
Drill, log, test and complete or plug and abandon one Exploration Well sufficient to test 3 shallow and one deep Zone or to a depth of 2,000 meters, whichever is first achieved in an area designated as Walpole 5-2-11-32 W1M. Each well shall be at location(s) mutually agreed by the Parties. All work set out in this Article 4.1 shall be undertaken by MEI or Operator on behalf of the Parties.

3.2	Conditions

The work obligations under this Article 3. shall be budgeted at approximately $520,000 or a dry hole and $1,075,000 for a successful, completed and equipped well; and, shall be completed prior to April 1, 2006 and within the terms provided by any additional leases obtained in and around the Contract Area and pursuant to the Binding Agreement. If such work is not completed by April 1, 2006, the parties acknowledge that Mogul Ltd.’s rights under the lease shall terminate and accordingly this Agreement shall terminate and the  parties shall have no further liabilities or obligations hereunder.

3.3	Discovery or Insurmountable Difficulties

An obligation well(s) to be drilled under Article 3.1.B. above shall also be deemed satisfied if MEI encounters impenetrable substances, basement, commercial quantities of oil or gas at a lesser depth or is forced to abandon a well because of difficulties insurmountable by employing modern drilling technology in conformity with sound, cost effective practices generally accepted in the international petroleum industry.

Article 4

Obligations Under The Documents

4.1	Acceptance of Prior Terms

MEI hereby ratifies, confirms and accepts the terms of the Lease and the Binding Agreement and MEI agrees to abide by the terms of such agreements to the extent of its Participating Interest.

Article 5

Representations And Warranties Of The Parties

5.1	Mogul Ltd.’s Representations and Warranties

Except as otherwise disclosed on the attached schedules, Mogul Ltd. makes the following representations and warranties to MEI as of The Effective Date hereof:

A.	Mogul Ltd.'s Rights.

Mogul Ltd. holds the rights to a 75% undivided Participating Interest in the Lease, subject to the Binding Agreement. The Lease is (and other Documents are) in full force and effect and no notice of default, termination, or breach under the Lease (or other Document) has been received by Mogul Ltd. nor, to the knowledge of Mogul Ltd., any other party to the Documents.

B.	Documents.

Mogul Ltd. has provided MEI with complete and correct copies of the Documents. Where Mogul Ltd. has provided any translation of a Document, Mogul Ltd. has done so as a courtesy to the MEI and Mogul Ltd. makes no representation or warranty as to the accuracy of the translation.

C.	Claims and Litigation.

There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or to Mogul Ltd.'s knowledge threatened in connection with the Documents which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

5.2	MEI’s Representations and Warranties

Except as otherwise disclosed in the attached schedules, MEI makes the following representations and warranties to Mogul Ltd. as of the Effective Date hereof: There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to MEI’s knowledge, threatened, against MEI which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

5.3	Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the Effective Date:

A.	Corporate Authority.

Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform its obligations under the Documents. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

B.	Payments.

Neither Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable Laws of the country of operations; or (b) the laws of the country of formation of the Party or such Party's ultimate parent company (or its principal place of business).

C.	Other Representations and Warranties.

Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:

(a)	violate any applicable laws/regulations, judgment, decree or award;

(b)	contravene the organization documents of a Party; or

(c)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

5.4	Disclaimer of Other Representations and Warranties

Except for the representations and warranties provided in this article, Mogul Ltd. and MEI make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to MEI in connection with this agreement.

Article 6

Tax

6.1	Tax Obligations

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws / regulations or other government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

6.2	United States Tax Election

(A)
If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article. Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)
No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)
Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

Article 7

Confidentiality

7.1
Except as otherwise provided in the Documents, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information, unless a Party is advised by its counsel that such disclosure is required by applicable law, rules or regulations. This obligation of confidentiality shall remain in force during the term of the Lease and for a period of one (_1_) year thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

(1)	to an Affiliate provided the Affiliate is bound to the provisions of this Article 7 and the Party disclosing is responsible for the violation of an Affiliate;

(2)	to a governmental agency or other entity when required by the provisions of the Documents;

(3)
to the extent such information is required to be furnished in compliance with the applicable laws, rules and regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)
to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys' work for such Party and such attorneys are bound by an obligation of confidentiality;

(5)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)
to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)
to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that such Party shall comply with the requirements of Article 12.10 hereunder;

(9)	to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

(10)	to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

(11)	to the other parties to the Binding Agreement;

7.2
Disclosure as pursuant to Articles 7.1(5), (6), (7) and (11) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 7.1(5), (6), (7), and (11), whichever is applicable, with respect to the disclosing Party.

Article 8

Notices

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Name:	Mogul Energy Ltd.
Address:	1111-207 West Hastings Street
Vancouver, British Columbia, Canada, V6B 1H7
Attention:	Mr. Parvez Tyab
Facsimile:	(604) 669-6317
Email:	parveztyab@shaw.ca
Telephone:	(604) 669-6318

Name:	Mogul Energy International, Inc.
Address:	520 Pike Tower, Suite 2210
Seattle, Washington, USA, 98101
Attention:	Mr. Naeem Tyab
Facsimile:	(206) 357-4220
Email:	ntyab@shaw.ca
Telephone:	(206) 357-4211

ARTICLE 9

GENERAL PROVISIONS

9.1	No modification.

This Agreement is the entire agreement between the parties and may not be modified except in writing by agreement of the parties hereto. This agreement supersedes all prior oral and written representations and agreements with respect to the Lease and the Contract Area and becomes effective only after all parties have signed this agreement, the non-refundable payment of $25,000 made and the Letter of Guarantee is delivered.

9.2	Reassignment.

In the event that MEI fails to perform its obligations hereunder Mogul shall have the option, exercisable at any time after 10 days from Mogul Ltd’s notice to MEI of MEI's failure to timely fulfill its obligations hereunder, to require that MEI reassign MEI's working interest to Mogul Ltd. free of cost. In this event, MEI agrees to execute any and all such documents as are necessary for such reassignment in the same form and manner as the original assignment to MEI.

9.3	Relationship of Parties.

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

9.4	Further Assurances.

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.5	Waiver.

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

9.6	Joint Preparation.

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

9.7	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.8	Modifications.

There shall be no modification of this Agreement except by written consent of all Parties hereto.

9.9	Priority of Agreement.

In the event of any conflict between the provisions of the main body of this Agreement and its Appendices, Exhibits, or Schedules the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the Documents, this Agreement shall prevail.

9.10	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

9.11	Public Announcements.

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, government agency, court, administrative body, or stock exchange having jurisdiction over such Party or its Affiliates.

9.12	Entire Agreement.

This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

9.13	Third Parties.

Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

9.14	Successors and Assigns.

This agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, heirs and approved assignors. Each party is free to re-assign all or portion of its interest in this agreement to another party, without the approval of any of the parties to this agreement, provided that EGPC will approve such assignments.

9.15	Rules of Construction.

This Agreement shall be construed in accordance with the following rules of construction:

(a)	Calculation of Time Period.

When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)	Commercially Reasonable Efforts.

The obligation of a party to use commercially reasonable efforts to accomplish an objective does not require an unreasonable expenditure of funds or the incurrence of an unreasonable liability on the part of the obligated party.

(c)	Gender and Number.

Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)	Headings.

The headings herein are inserted for convenience only and do not constitute a part of this Agreement. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(e)	Herein.

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subDivision in which such words appear unless the context otherwise requires.

(f)	Including.

The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)	Knowledge.

The word “knowledge” or any similar term shall mean with respect to any Person, the actual knowledge of such Person or such Person’s officers, directors and employees.

(h)	Payments and Computations.

Except for the payment of the Purchase Price (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 2:00 p.m. Pacific time on the day when due. All payments shall be measured and paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other that a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

(i)	Schedules and Exhibits.

Any matter disclosed on any one Schedule or Exfhibit hereto shall be deemed disclosed for purposes of all other Schedules to the extent that the relevance of such matters to other Sections of this Agreement or other applicable Schedules or Exhibits is reasonably apparent to a reader.

(j)	Interpretation of Language.

The language and words used in this Agreement will be deemed to be the language and words chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

9.16	Disputes.

(a)
Subject to paragraph (b) of this Section 10.5, any dispute arising out of or in connection with this Agreement which cannot first be settled amicably by mutual consultation between the parties, shall be referred to and finally resolved by arbitration under the auspices of JAMS, in accordance with its rules (“Rules”). The arbitration shall take place in New York, New York, unless the parties otherwise mutually agree. The rules of procedures not expressly provided by the Rules shall be determined in accordance with the laws of the State of New York, whether mandatory or not. An award may be confirmed and judgment on the award entered in the Supreme Court of the State of New York.

(b)	Nothing in this Section 9.16 shall be deemed to preclude any Party from commencing an action for equitable or injunctive relief in any court having jurisdiction over the matter.

9.17	Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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In Witness Whereof, the parties hereto caused this Agreement to be duly executed and accepted as of the dates set forth below.

Mogul Energy Ltd.		Dated: November 8, 2005

By:	/s/ Parvez Tyab
Parvez Tyab, President

Mogul Energy International, Inc.		Dated: November 8, 2005

By:	/s/ Naeem Tyab
Naeem Tyab, President